EXHIBIT 10.17

EXECUTION COPY

MONITORING AND MANAGEMENT SERVICES AGREEMENT

This Monitoring and Management Services Agreement (this “Agreement”) is made as of November 18, 2005, by and between Chicken Acquisition Corp., a Delaware limited liability company (the “Company”) and Trimaran Fund Management, L.L.C., a Delaware limited liability company (the “Advisor”).

WHEREAS, the Company, Trimaran Fund II, L.L.C., Trimaran Capital, L.L.C., Trimaran Parallel Fund II, L.P., CIBC Employee Private Equity Fund (Trimaran) Partners, CIBC Capital Corporation and certain other investors have entered into a Limited Liability Company Operating Agreement, dated as of November 18, 2005 (the “Operating Agreement”) in connection with the acquisition by the Company and its Subsidiaries of the outstanding capital stock of EPL Holdings, Inc. (“Holdings”), the indirect parent of El Pollo Loco, Inc. (“EPL”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) dated September 27, 2005 among Chicken Acquisition Corp., Holdings, EPL Intermediate, Inc., EPL, the equityholders of Holdings and American Securities Capital Partners, L.P. (the “Transaction”);

WHEREAS, the Advisor advised the Company in connection with the structuring of the Transaction and the structuring and negotiation of financing activity related to the Transaction;

WHEREAS, certain funds affiliated with the Advisor are providing equity financing in connection with the consummation of the Transaction; and

WHEREAS, the Company desires to retain the Advisor in order to provide certain monitoring and management services to the Company and the Advisor is willing to provide such services on the terms set forth below; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. This Agreement shall commence on the Closing Date and shall terminate on the date on which the Advisor elects, in its sole and absolute discretion, to terminate this Agreement by providing written notice of such election to the Company (such period, the “Term”, and the date upon which the Term ends with respect to the Advisor described in clauses (i) and (ii), the “Termination Date”).

2. Services. The Advisor shall perform or cause to be performed such services for the Company as mutually agreed by the Advisor and the board of directors of the Company, which may include, without limitation, the following:

(a) general monitoring and management services;

(b) identification, support, negotiation and analysis of acquisitions and dispositions by the Company or its subsidiaries;

(c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures, refinancing of existing indebtedness and equity issuances, including public offerings;

(d) monitoring of finance functions, including assistance in the preparation of financial projections, and compliance with financing agreements;

(e) monitoring of marketing functions, including marketing plans, branding and related strategies;

(f) identifying and developing growth strategies, including new franchisees, new territories and expansion of new and existing markets;

(g) monitoring of human resource functions, including searching, identifying and hiring of executives and directors; and

(h) other monitoring services for the Company and its subsidiaries upon which the Advisor and the board of directors of the Company agree.

3. Monitoring and Management Services Fee.

(a) In consideration of the Advisor’s undertaking to provide monitoring and management services hereunder, the Company shall pay the Advisor (or its designees) an annual Monitoring Fee (the “Monitoring Fee”) in an aggregate amount for each fiscal year equal to $500,000, payable quarterly in advance (as more fully described in Section 3(c) below) commencing on the date hereof and ending on the Termination Date. The Monitoring Fees shall be payable by the Company whether or not the Company actually requests that the Advisor provide the services described in Section 2 above. The Monitoring Fees shall be fully earned when due and payable.

(b) The first installation of the Monitoring Fee, for the period beginning on the date hereof and ending December 31, 2005, shall be payable on the date hereof unless otherwise directed by the Company in an amount equal to $500,000 multiplied by a fraction (i) the numerator of which is the actual number of days from and including the date hereof to and including December 31, 2005, and (ii) the denominator of which is 365.

(c) Except as otherwise provided in Section 3(c) hereof, all subsequent payments of the Monitoring Fee shall be in quarterly installments, payable on the first business day of each applicable fiscal quarter, in an amount equal to $125,000 per quarter; provided, if this Agreement terminates on a date other than the last day of a fiscal quarter, the final payment of the Monitoring Fee will be prorated based on the actual number of days from and including the date of termination and the Advisor shall promptly return any excess amount to the Company.

(d) In addition to the Monitoring Fee, the Company shall reimburse the Advisor, promptly upon request, for all reasonable out-of-pocket expenses incurred in the ordinary course of business by the Advisor in connection with the Advisor’s obligations hereunder, including, without limitation, fees and expenses paid to advisers, consultants, subcontractors and other third parties in connection with such obligations. Such fees and expenses shall include travel and other related expenses of designees of the Advisor who may be nominated by the board of directors of the Company.

4. Transaction Fees.

(a) The Company hereby agrees to pay to the Advisor (or its designees) a structuring, origination and transaction fee (the “Transaction Fee”) for services rendered in connection with securing, structuring, advising and negotiating the equity and debt financing for the Transaction and certain other advisory services in connection therewith, in an amount equal to $7,000,000. The Transaction Fee shall be payable by the Company at the Closing by wire transfer of immediately available funds to the Advisor or its designees to accounts designated by the Advisor (or such designees).

(b) During the Term, the Company shall provide the Advisor a right of first offer to serve as financial advisor in connection with any initial public offering, merger, sale of the stock or substantially all the assets, recapitalization, reorganization or similar transaction of the Company or its any of its subsidiaries. If the Advisor agrees to serve as financial advisor with respect to any such transaction, the Advisor (or its designees) shall be entitled to receive (i) an aggregate fee in connection with each such transaction (or series of concurrent transactions) equal to 2% of the gross transaction value of such transaction (or series of concurrent transactions) and (ii) an amount equal to the reasonable out-of-pocket expenses of the Advisor in connection with such transaction (or series of concurrent transactions).

(c) If this Agreement is terminated in connection with the consummation of an initial public offering of the Company or any of its subsidiaries, Advisor shall be entitled to an additional, one-time fee equal to $2,500,000.

5. Personnel. The Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of the Advisor as it shall deem appropriate to the furnishing of the services required.

6. Liability. None of the Advisor, any of its Affiliates, nor any of its or their respective partners, members, directors, officers, employees or agents (collectively, the “Advisor Group”) shall be liable to the Company or the Company’s Subsidiaries or Affiliates for any damages due, penalty, fine, amounts paid in settlement, cost, loss, expense or fee (each a “Damage”) arising out of or in connection with this Agreement or the performance of services contemplated by this Agreement, unless and then only to the extent that such Damage is determined by a court in a final order from which no appeal is taken, to have resulted primarily from gross negligence, willful misconduct or fraud on the part of such member of the Advisor Group. The Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by the Advisor Group. Except as the Advisor may otherwise agree in writing on or after the date hereof: (a) each member of the Advisor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (i) engage in the same or similar business activities or lines of business as the Company or its Subsidiaries, (ii) do business with any client or customer of the Company or its Subsidiaries and (iii) advise, manage, supervise or monitor any company or business, including any and all existing or future portfolio companies of the Advisor or of any of its Affiliate investment limited partnerships or limited liability companies, whether or not such company or business competes with the Company or its Subsidiaries; (b) no member of the Advisor Group shall be liable to the Company or its Subsidiaries for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (c) subject to the immediately following sentence, in the event that any member of the Advisor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both (A) the Company or any of its Subsidiaries, on the one hand, and (B) such member of the Advisor Group, on the other hand, or any other person, no member of the Advisor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or its Subsidiaries and, notwithstanding any provision of this Agreement to the contrary, no member of the Advisor Group shall be liable to the Company, its Subsidiaries or any of their Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Advisor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company, its Subsidiaries or any of their Affiliates. Nothing in this Agreement shall be construed to relieve the directors or officers of the Company from the performance of their respective duties or limit the exercise of their powers in accordance with the Company’s organizational documents (including the Operating Agreement), any applicable provisions of the applicable corporate law, or otherwise. In no event will any of the parties hereto be liable to any other party hereto for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, loss of business reputation or diminution in value whether or not such damages are or were foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) except for the Claims (as defined in Section 7) relating to the services which may be provided by the Advisor hereunder. The activities of the Company shall at all times be subject to the control and direction of its board of directors and officers. The Company reserves the right to make all decisions with regard to any matter upon which the Advisor have rendered it advice and consultation.

7. Indemnity. The Company and its Subsidiaries shall defend, indemnify and hold harmless each member of the Advisor Group from and against any and all Damages arising from any demand, action, claim, suit, litigation, arbitration, prosecution, proceeding (including civil, criminal, administrative or appellate proceeding) by any person with respect to, or in any way related to, this Agreement (including, with limitation, attorney’s fees) (collectively, “Claims”) resulting from any act or omission of any member of the Advisor Group, except to the extent that such Damage is determined by a court in a final order from which no appeal is taken to have resulted primarily from the gross negligence, willful misconduct or fraud of such member of the Advisor Group. The Company and its Subsidiaries shall defend at their own cost and expense any and all Claims (just or unjust) which may be brought against the Company and its Subsidiaries or any member of the Advisor Group, or in which any member of the Advisor Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance of the obligations hereunder by the

Advisor Group, except that to the extent that such Damage shall be determined by a court in a final order from which no appeal is taken to have resulted primarily from the gross negligence, willful misconduct or fraud of a member of the Advisor Group then such member of the Advisor Group shall reimburse the Company and its Subsidiaries for the costs of defense and other costs incurred by the Company and its Subsidiaries.

8. Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when received, if delivered personally, (ii) when transmitted, if by facsimile (which is confirmed) (iii) upon receipt, if by registered or certified mail (postage prepaid, return receipt requested) or (iv) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail, to the relevant parties hereto at the following addresses:

If to Trimaran, to:

Trimaran Fund Management, L.L.C.

622 Third Avenue

35th Floor

New York, NY 10017

Attention: Steven A. Flyer

Facsimile: (212) 885-4350

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Eileen T. Nugent, Esq.

                  Thomas W. Greenberg, Esq.

Facsimile:   (212) 735-2000

If to the Company, to:

Chicken Acquisition Corp.

c/o Trimaran Fund Management, L.L.C.

622 Third Avenue

35th Floor

New York, NY 10017

Attention: Steven A. Flyer

Facsimile: (212) 885-4350

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

9. Assignment. No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided that the Advisor may, without the consent of the Company, assign its rights under this Agreement to any of its Affiliates.

10. No Waiver. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

11. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

12. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

13. Entire Agreement; Amendments; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No amendments or modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon any party hereto unless approved in writing by an authorized representative of such party. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict or choice of law (other than Section 5-1401 of the New York General Obligations Law).

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by one of their respective officers duly authorized and to be dated as of the day and year first above written.

TRIMARAN FUND MANAGEMENT, L.L.C.

By:	/s/ Steven A. Flyer
Name: Steven A. Flyer
Title: President

CHICKEN ACQUISITION CORP.

By:	/s/ Steven A. Flyer
Name: Steven A. Flyer
Title: President

[Signature page Monitoring and Management Services Agreement]